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EXHIBIT 11
                      NCS HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
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                                                                Three Months Ended

                                                                     September 30,
                                                             -------------------------------
                                                                1997                 1996
                                                             -------------------------------

Net income used in calculation of primary
    earnings per share                                        $ 3,632               $ 1,910
Add impact of assumed conversion of
   subordinated debentures                                        469                    71
                                                             -------------------------------
Net income used in calculation of fully
   diluted earnings per share                                 $ 4,101               $ 1,981
                                                             ===============================

Weighted average common shares outstanding                     18,354                12,407
Net effect of dilutive stock options                              243                   187
                                                             -------------------------------
Shares used in calculation of primary earnings
   per share                                                   18,597                12,594
Add impact of assumed conversion of
   subordinated debentures                                      2,025                   654
                                                             -------------------------------
Shares used in calculation of fully diluted
   earnings per share                                          20,622                13,248
                                                             ===============================


Primary net income per share                                 $   0.20              $   0.15
                                                             ===============================
Fully diluted net income per share-
   Note A                                                    $   0.20              $   0.15
                                                             ===============================
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NOTE A --         Fully dilutive net income per share has not been
                  presented in the Condensed Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.
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